SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 14, 2002

                  WEBCO INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	0-23242	73-1097133

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9101 West 21st Street, Sand Springs, Oklahoma	74063

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (918) 241-1000

Item 5. Other Events
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
Index to Exhibits
EX-99.1 Press Release
EX-99.2 Loan and Security Agreement

Item 5. Other Events

         On June 14, 2002, the Company’s senior debt facilities were refinanced with the Company’s primary lender to provide for a term loan of $15.5 million, and a line of credit of $32 million. The maturity date of the debt facilities is May 1, 2005 and the loans are collateralized by substantially all of the Company’s assets. The Company may have borrowings and outstanding letters of credit ($1,025,000 at June 14, 2002) under the revolving credit facility up to the lesser of $32 million or an amount determined by a formula based on the amount of eligible inventories and accounts receivable. Principal payments on the term loan of $184,500, plus interest, are due each month until maturity. Future minimum payments under the senior debt facility are $184,500 for the remaining one month of fiscal 2002, $2,214,000 in fiscal 2003, $2,214,000 in fiscal 2004 and $10,887,500 in fiscal 2005. Along with the scheduled principal payments, the Company is required to make additional principal payments based on 50 percent of excess cash flow not to exceed $221,500 per quarter, or $2,658,000 on a cumulative basis over the term of the debt facility, beginning in the fourth quarter ending July 31, 2002.

         Similar to the prior facility, the Company’s new debt facility contains covenants regarding debt coverage and the ratio of liabilities to equity. The covenants also limit capital expenditures and dividends and require the Company to maintain a minimum excess borrowing base availability without considering the $32 million revolving loan cap.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         (c)  Exhibits

99.1	Press Release dated June 14, 2002

99.2	Loan and Security Agreement, dated as of June 14, 2002, between American National Bank and Trust Company of Chicago, as agent, certain financial institutions as lender, and the Company.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBCO INDUSTRIES, INC.

Dated: June 27, 2002	By: /s/ Michael P. Howard

Michael P. Howard

Vice President and

Chief Financial Officer

Index to Exhibits

No.	Description

99.1	Press Release dated June 14, 2002

99.2	Loan and Security Agreement, dated as of June 14, 2002, between American National Bank and Trust Company of Chicago, as agent, certain financial institutions as lender; and the Company.